CODE OF ETHICS
DEL REY GLOBAL INVESTORS FUNDS
          del Rey Global Investors Funds (the “Trust”) is confident that its officers, the members of the Board of Trustees, and employees act with integrity and good faith. The Trust recognizes, however, that personal interests may conflict or appear to conflict with the interests of the Trust’s separate series (the “Funds”) where officers, trustees or employees of the Funds, or officers, members or managers of the investment adviser to the Funds (the “Investment Adviser”):
•	know about the accounts’ present or future portfolio transactions; or

•	have the power to influence the accounts’ portfolio transactions; and

•	engage in Securities transactions for their personal account(s).
          In an effort to prevent any conflicts from arising and in accordance with Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Trust has adopted this code of ethics (the “Code”) to address transactions that may create conflicts of interest, and to establish reporting requirements and enforcement procedures. (Definitions of underlined terms are included below).
I.	About this Code of Ethics
A.	Who is Covered by the Code?

•	All officers of the Trust or the Funds;

•	All trustees of the Board of Trustees;

•	All employees of the Trust or the Funds who, in connection with his or her regular functions or duties, make, participate in, or obtains information regarding, the purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

•	All officers of the Investment Adviser;

•	All employees of the Investment Adviser who, with respect to any Fund, make any recommendation, participate in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on securities being made by the Investment Adviser to any Fund; and

•	Any natural person in a control relationship to the Investment Adviser who obtains information concerning recommendations regarding the purchase or sale of securities by the Funds.

Each such person is an Access Person for purposes of this Code. For a complete definition of Access Person see Section VIII — Definitions.
B.	What Rules in this Code Apply to Me?
This Code sets forth specific prohibitions regarding Securities transactions. All individuals described above are subject to the rules. As such, all of the prohibitions and restrictions contained in this Code are universally applicable.

II.	Statement of General Principles

In recognition of the trust and confidence placed in the Trust, and because the Trust believes that its operations should benefit clients, the Trust has adopted the following universally applicable principles:
1.	The interests of investors in the Funds are paramount and always come before the interests of the Trust’s officers, Board of Trustees or employees.

2.	Access Persons must accomplish all personal securities transactions in a manner that avoids a conflict between personal interests and those of clients.

3.	Access Persons must avoid actions or activities that allow such person or his/her family to benefit from a position with the Trust or its affiliates, or that bring into question independence or judgment.
III.	Prohibitions and Restrictions Applicable to the Trust
A.	Prohibition Against Fraud, Deceit and Manipulation.

You cannot, in connection with the purchase or sale, directly or indirectly, of a Security held or to be acquired by client accounts:
1.	employ any device, scheme or artifice to defraud the Funds;

2.	make any untrue statement of a material fact to the Funds or omit to state a material fact necessary in order to make the statements made to the Funds, in light of the circumstances under which they are made, not misleading;

3.	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Funds; or

4.	engage in any manipulative practice with respect to the Funds.
B.	Limits on Accepting or Receiving Gifts.

Access persons cannot accept or receive any gift of more than a $100 value from any person or entity in connection with the Trust’s (or any series thereof) entry into a contract, development of an economic relationship, or other course of dealing by or on behalf of the Funds.

C.	Procedures Regarding Personal Trading
1.	Pre-Clearance
          In order to protect both the Trust and its employees from even the appearance of impropriety with respect to any personal transactions, the Trust requires written pre-clearance of purchases and sales of:
(i)	all Securities (except as noted below, which are Allowable Securities) that are or will be held in an Access Person’s personal account, and

(ii)	all Limited Offerings or Initial Public Offering (“IPO”) that are or will be beneficially owned by its Access Persons.
          If you have any doubt as to whether the pre-clearance requirement applies to a particular security or transaction, you must check with the CCO before taking any action.
          You need not obtain pre-clearance of purchases and sales of any Securities if you are a trustee of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the 1940 Act, and who would be required to obtain pre-clearance solely by reason of being a Fund trustee.
          The pre-clearance requirement is satisfied upon receiving the CCO’s consent in writing or email. The Trust considers this pre-clearance process confidential and requires employees to not disclose any of this confidential information to any other party, including whether or not the request was approved, except as required by law or for appropriate business purposes.
          As part of the pre-clearance process, each Access Person wishing to buy or sell a security for a personal account must first affirm that he or she is not in receipt of any material, nonpublic information that would affect the price of that security. The Access Person must also agree to restore the related personal account to its pre-trade state using methods or procedures determined by the CCO (which may include, among other outcomes, the disgorgement or surrender of any proceeds, the canceling of unsettled trades, etc.) in the event that (i) the Investment Adviser executes a trade of the same security on behalf of a Fund within seven (7) business days of the granting of pre-clearance and (ii) the CCO determines that such action is appropriate. Moreover, such securities purchased must be held for at least 90 days unless otherwise permitted by the CCO for emergency reasons.
          Pre-clearance is not automatically granted for every trade. Approval of a trade in a personal account means that, to the best of the CCO’s (or in the case of a transaction by the CCO, another appropriate party’s) knowledge:
•	the security is not then being considered for purchase or sale by the Investment Adviser for any Fund. A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and documented;

•	if the security is currently held in a Fund’s portfolio, the Access Person has been encouraged, depending on his/her situation and objectives, to consider whether another security or transaction would be a more appropriate substitute;

•	if an Access Person wishes to sell a security he or she owned prior to the security being acquired for a Fund’s portfolio, the security is not in the process of being sold on behalf of the Fund, unless (1) such sales have been substantially completed during the prior trading day, or (2) the transaction in the personal account will be bundled with the trades placed on behalf of the client, in accordance with the Investment Adviser’s trade allocation procedures; and

•	the trade does not result in the employee taking a position in a security contrary to the position taken by the Investment Adviser for a Fund within the most recent 15-day period.
          2. Execution of Trades
          The pre-clearance form must be approved on the day the Access Person intends to initiate a transaction and the trade must be executed by the end of that trading day as well. If, for some reason, the trade is not executed in its entirety on the date of pre-clearance, this information must be communicated to the CCO and the pre-clearance process must begin anew for the remaining shares.
          3. Limited Investment Opportunities
          Before an Access Person invests in a Limited Offering (e.g., a private placement or limited partnership (including hedge funds)), an IPO or any thinly traded public security (each, a “Limited Investment Opportunity”), the employee and the Trust must first consider whether or not the investment would be appropriate for any Fund. Therefore, prior to proceeding with any transaction through which an Access Person may possess or dispossess beneficial ownership of a Limited Investment Opportunity, regardless of whether or not such security will be or was held in the Access Person’s personal account, the Access Person must submit a request to the CCO and receive his approval.
          The date on which the Limited Investment Opportunity is approved will generally be considered to be the trade date. However, in cases where the trade date has not yet been finalized by the issuer or seller at the time that approval was sought, the Access Person should clearly indicate on the form that the trade date will be the date on which the seller or issuer finalizes the trade. As long as the Limited Investment Opportunity Form is completed no earlier than 15 days preceding the closing date of the transaction, the Access Person will be considered to be in compliance with this Code.
          4. Exceptions to the Pre-clearance Requirements
          The following types of transactions may, depending on the circumstances, be exempt from pre-clearance requirements but are still subject to the periodic reporting requirements of this Code (except as otherwise noted herein):
•	Non-Volitional Transactions. Transactions as to which an Access Person does not exercise investment discretion at the time of the transaction do not require pre-clearance. For example, if a security owned by an employee is called by the issuer of that security, the transaction does not have to be pre-cleared and the security may be delivered without pre-clearance. Similarly, if an option written by an employee is exercised, then the stock may be delivered pursuant to that option without pre- clearing the transaction. However, if it is necessary to purchase securities in order to deliver them, the purchase of the securities must be pre-cleared. If the rules of an exchange provide for automatic exercise or liquidation of an in-the-money derivative instrument upon expiration, the exercise or liquidation of that position by the exchange does not require pre-clearance.

•	Automated Investment Plans. Purchases that are part of an established periodic Automated Investment Plan do not have to be pre-cleared, but participation in the plan should be pre-cleared prior to the first purchase. If an Access Person’s spouse or domestic partner participates in such a plan at his or her place of employment, the Access Person must pre-clear participation in the plan upon commencement of employment, or upon commencement of said party’s participation in the plan.

•	Tender Offers. Tendering shares pursuant to a public tender offer is subject to special rules. If the tender offer is for 100% of the outstanding shares of a particular class, pre-clearance is not required with respect to securities of that class. If the tender offer is for less than 100% of the outstanding shares of a particular class, pre-clearance is required. (The Investment Adviser may be participating in the transaction on behalf of Funds and an Access Person’s participation could reduce the number of shares able to be tendered on behalf of a Fund.)

•	Allowable Securities. The following securities are considered “Allowable Securities” for which transactions do not require pre-clearance:
•	securities in accounts over which the Access Person (or members of its immediate household) has no direct or indirect influence or control,

•	open-end mutual funds registered in the U.S. or other foreign jurisdictions (unless the foreign jurisdiction creates a Limited Investment Opportunity),

•	U.S. government and agency securities,

•	municipal securities,

•	money market instruments (bank CDs, bankers acceptances, commercial paper, repurchase agreements and other high quality, short-term debt instruments),

•	closed-end mutual funds or ETFs registered in the U.S. or other foreign jurisdictions (unless the foreign jurisdiction creates a Limited Investment Opportunity) which are invested exclusively in one or more of the securities mentioned herein, and unit investment trusts.
For clarification purposes, high quality, short-term debt instruments include any instruments having a maturity, at issuance, of one year or less and which are rated in one of the highest categories by a nationally-recognized statistical rating organization, or which are unrated but are of comparable quality. Other securities not specified herein may be deemed Allowable Securities upon review and approval by the CCO.
D.	Prohibition against Inappropriate Sharing of Information

Access Persons may not share sensitive information concerning trading strategy, investment terms, or valuation with unauthorized parties, including other employees of the Trust or the Investment Adviser and their affiliates unless there is a business need-to-know and such communications have been cleared with the CCO.
IV.	Reporting Requirements

All Access Persons must comply with the reporting requirements set forth herein.
A.	Initial Holdings Report.

You must submit a listing of all Securities you beneficially own, as well as all of your securities accounts, as of the date you first become subject to this Code’s reporting requirements. You must submit this list to the CCO upon employment or otherwise upon being subject to this Code’s reporting requirements. An Initial Holdings Report Form follows the Code.
1.	You need not submit an Initial Holdings Report if you are a trustee of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a Fund trustee.
B.	Annual Holdings Report.

Each year, you must submit to the CCO a listing of all Securities you beneficially own, as well as all of your securities accounts. Your list must be current as of a date no more than 30 days before you submit the report. An Annual Holdings Report Form is attached.
1.	You need not submit an Annual Holdings Report if you are a trustee of a Fund who is not an “interested person” of the Fund within the meaning of section

2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a Fund trustee.
C.	Quarterly Transaction Reports.
1.	Each quarter, you must report all of your Securities transactions effected, as well as any securities accounts you established, during the quarter. You must submit your report to the CCO no later than 30 days after the end of each calendar quarter. A Quarterly Personal Securities Transactions Report Form is included.

2.	If you had no reportable transactions and did not open any securities accounts during the quarter, you are still required to submit a report. Please note on your report that you had no reportable items during the quarter, and return it, signed and dated.

3.	You need not submit a Quarterly Transaction Report if you are a trustee of a Fund who is not an “interested person” of the Fund within the meaning of section 2(a)(19) of the 1940 Act, and who would be required to make a report solely by reason of being a Fund trustee, unless the trustee knew or, in the ordinary course of fulfilling his or her official duties as a Fund trustee, should have known that during the 15-day period immediately before or after the trustee’s transaction in a security, the Fund purchased or sold the security, or the Fund or the Investment Adviser considered purchasing or selling the security.

4.	You need not submit a Quarterly Transaction Report if you are an Access Person to the extent the information in the report would duplicate information required to be recorded under Rule 204A-1 of the Investment Advisers Act of 1940.

5.	You need not submit a Quarterly Transaction Report if you are an Access Person if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund, the Investment Adviser or principal underwriter, provided that all required information is contained in the broker trade confirmations or account statements and is received by the CCO no later than 30 days after the end of the calendar quarter. Please see the CCO for more information about this reporting mechanism.
What Securities Transactions and Accounts are Covered under the Quarterly Reporting Obligation?

You must report all transactions in Securities that: (i) you directly or indirectly beneficially own; or (ii) because of the transaction, you acquire direct or indirect beneficial ownership of. You must also report all of your accounts in which any securities were held for your direct or indirect benefit (this includes related proprietary mutual fund accounts).

What Securities and Transactions May Be Excluded from the Report?

You are not required to detail or list the following items on your reports:
1.	Purchases or sales effected for any account over which you have no direct or indirect influence or control;

2.	Purchases you made solely with the dividend proceeds received in a dividend reinvestment plan or that are part of an automatic payroll deduction plan, where you purchased a Security issued by your employer;

3.	Purchases affected on the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, as long as you acquired these rights from the issuer, and sales of such rights;

4.	Purchases or sales which are non-volitional, including purchases or sales upon the exercise of written puts or calls and sales from a margin account pursuant to a bona fide margin call; and

5.	Purchases or sales of Allowable Securities.
               You must still report, however, any accounts in which these Securities are held. You may include a statement in your report that the report shall not be construed as your admission that you have any direct or indirect beneficial ownership in the Security included in the report.
V.	Review and Enforcement of this Code of Ethics
A.	Appointment of a Review Officer.

The CCO may appoint a review officer (“Review Officer”) to perform the duties described in this Section V; otherwise the CCO will act as the Review Officer.

B.	The Review Officer’s Duties and Responsibilities.
1.	The Review Officer shall notify each person who becomes an Access Person of the Trust and who is required to report under this Code and their reporting requirements.

2.	The Review Officer or his/her designee will, on a quarterly basis, compare all reported personal Securities transactions with clients’ completed portfolio transactions and a list of Securities that were being considered for purchase or sale by the Investment Adviser for any Fund during the period to determine whether a Code violation may have occurred. Before determining that a person has violated the Code, the Review Officer or his/her designee must give the person an opportunity to supply explanatory material.

3.	If the Review Officer or his/her designee finds that a Code violation may have occurred, or believes that a Code violation may have occurred, the Review Officer or his/her designee must submit a written report regarding the possible violation, together with the confidential report and any explanatory material provided by the person associated with the possible violation, to the CCO and CEO. The CCO and CEO will independently determine whether the person violated the Code.

4.	No person is required to participate in a determination of whether he or she has committed a Code violation or discuss the imposition of any sanction against himself or herself.

5.	The Review Officer will submit his or her own personal security reports pursuant to Section IV hereof to an Alternate Review Officer who shall fulfill the duties of the Review Officer with respect to the Review Officer’s reports.
C.	Resolution: Sanction(s).

If the CCO and the CEO determine or the review officer finds that a person has violated the Code, the CCO and CEO will approve a proposed resolution of the situation or, if appropriate, impose upon the person sanctions that the CCO and CEO deems appropriate.

Violations

Sanctions in connection with any violation of this Code shall be in the CEO’s discretion taking into account the severity of the violation.
VI.	Recordkeeping

The Trust will maintain records as set forth below. These records will be maintained in accordance with Rule 31a-2 under the 1940 Act.
1.	A copy of each Code for the Trust that is in effect, or at any time within the past five years was in effect, must be maintained in an easily accessible place;

2.	A record of any violation of this Code, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs;

3.	A copy of each report made by an Access Person as required by this Code, including any information provided in lieu of the reports under this Code, must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

4.	A record of all persons, currently or within the past five years, who are or were required to make reports under this Code, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place; and

5.	A copy of each report required by this Code must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.
VII.	Miscellaneous
A.	Confidentiality. All reports and other information submitted to the Trust pursuant to this Code will be treated as confidential, provided that such reports and information may be produced to the Securities and Exchange Commission and other regulatory agencies.

B.	Interpretation of Provisions. The CCO may from time to time adopt such interpretations of this Code as it deems appropriate.

C.	Compliance Certification. Within 10 days of becoming an Access Person of the Trust, and each year thereafter, each such person must complete the Compliance Certification.
VIII.	Definitions
The definitions and terms used in this Code are intended to have the same meaning as provided in the 1940 Act and other applicable federal securities laws. If a definition hereunder conflicts with the definition in the 1940 Act or other federal securities laws, or if a term used in this Code is not defined, you should follow the definitions and meanings in the 1940 Act or other federal securities laws, as applicable.
Access person means:
•	All officers of the Trust or the Funds;

•	All trustees of the Board of Trustees;

•	All employees of the Trust or the Funds who, in connection with his or her regular functions or duties, make, participate in, or obtain information regarding, the purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

•	All officers of the Investment Adviser;

•	All members of the Board of Managers of the Investment Adviser, or similar governing body, if applicable;

•	All employees of the Investment Adviser who, with respect to any Fund, make any recommendation, participate in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on securities being made by the Investment Adviser to any Fund; and

•	Any natural person in a control relationship to the Investment Adviser who obtains information concerning recommendations regarding the purchase or sale of securities by the Funds.
Beneficial ownership means the same as it does under Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. You should generally consider yourself the “beneficial owner” of any Securities in which you have a direct or indirect pecuniary interest. In addition, you should consider yourself the beneficial owner of Securities held by your spouse, your minor children, a relative who shares your home, or any other persons by reason of any contract, arrangement, understanding or relationship that provides you with sole or shared voting or investment power.
Control means the same as it does under Section 2(a)(9) of the 1940 Act. Section 2(a)(9) provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder of such securities control over the company. The facts and circumstances of a given situation may counter this presumption.
High quality short-term debt instrument means any instrument that has a maturity at issuance of less than 366 days and that is rated in one of the two highest rating categories by a nationally recognized statistical rating organization.
Initial public offering (IPO) means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of section 13 or section 15(d) of the Securities Exchange Act of 1934.
Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (e.g., private placements).
CCO means the Chief Compliance Officer of the Funds.
Purchase or sale of a Security includes, among other things, the writing of an option to purchase or sell a Security.
Security means the same as it does under Section 2(a)(36) of the 1940 Act, except that it does not include direct obligations of the U.S. Government or its agencies, bankers’ acceptances, bank certificates of deposit, commercial paper, or high quality short-term debt instruments, including repurchase agreements. A Security held or to be acquired by any Fund means (A) any Security that within the most recent 15 days, (i) is or has been held by a Fund, or (ii) is being or has been considered by the adviser or sub-adviser (if applicable) for purchase by a Fund; and (B) any option to purchase or sell, and any Security convertible into or exchangeable for any Security.
A Security is being purchased or sold by a Fund from the time a purchase or sale program has been communicated to the person who places buy and sell orders for Funds until the program has been fully completed or terminated.
A Security is being considered for purchase or sale by a client when a Security is identified as such by the Investment Adviser to the Funds.